Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-45476, 333-34719, 333-48889, 333-39403, 333-69688 and 333-135578 on Form S-8 and 333-205051 and 333-210157 on Form S-3 of Giga-tronics Incorporated (the “Company”) of our report dated June 20, 2017 relating to the financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

San Francisco, California

June 19, 2018